Exhibit 99.5

NEWS RELEASE
NYSE: WMB
Date: Jan. 19, 2010
Williams Commences $3 Billion Cash Tender Offer and Consent Solicitations for Debt
     TULSA, Okla. – Williams (NYSE: WMB) announced today that it will offer to purchase for cash up to $3 billion aggregate principal amount of its respective notes in the priority listed below:

		Amount	Acceptance	Tender Offer
		Outstanding	Priority	Consideration	Early Tender	Total Consideration
Title of Security	CUSIP	(in millions)	Level	(1)	Premium (1)	(1)
7.125% Notes due 2011	969457BF6	$477	1	$1,065	$30	$1,095
8.125% Notes due 2012	969457BK5	$626	1	$1,115	$30	$1,145
7.625% Notes due 2019	969457AW0	$700	1	$1,170	$30	$1,200
8.75% Senior Notes due 2020	969457BS8 969457BR0	$600	1	$1,255	$30	$1,285
7.70% Debentures due 2027 (2)	565097AF9	$100	1	$1,145	$30	$1,175

Offer for the Notes listed below are subject to Second Priority Tender Cap
7.875% Notes due 2021	969457BG4	$750	2	$1,200	$30	$1,230
7.50% Debentures due 2031	969457BB5 969457BA7	$690	2	$1,125	$30	$1,155
7.75% Notes due 2031	969457BD1	$480	2	$1,135	$30	$1,165
8.75% Notes due 2032	969457BM1	$850	2	$1,240	$30	$1,270

(1)	Per $1,000 principal amount of Notes.

(2)	Originally issued by MAPCO, Inc.
     To be eligible to receive the Total Consideration, holders of notes must validly tender (and not validly withdraw) their notes at or prior to
5 p.m., New York City time, on Feb. 1, 2010, unless extended or earlier terminated. Holders must validly tender (and not validly withdraw) their notes at or prior to the expiration of the tender offer and consent solicitations to be eligible to receive the Tender Offer Consideration. Tenders of notes may be validly withdrawn and delivery of consents may be validly revoked at any time at or prior to 5 p.m., New York City time, on Feb. 1, 2010, unless extended, but not thereafter.
     The amount of each series of notes that is purchased in the tender offer will be determined in accordance with the Acceptance Priority Level noted in the table above. Williams will purchase any and all of the validly tendered (and not validly withdrawn) notes listed above as Acceptance Priority Level 1. Williams will purchase validly tendered (and not validly withdrawn) notes listed above as Acceptance Priority Level 2 subject to a cap equal to the $3 billion tender cap minus the aggregate principal amount of Acceptance Priority Level 1 notes accepted for purchase. In the event the tender offer is oversubscribed, Acceptance Priority Level 2 notes will be accepted on a pro rata basis.

     In conjunction with this tender offer, Williams is also soliciting consents to modify the related indentures and will pay a consent fee of $2.50 per $1,000 principal amount of notes to all holders that validly tender, including those that are not accepted in the tender offer. The consent fee is included in both the Tender Offer Consideration and Total Consideration.
     The tender offer and consent solicitations will each expire at 12:00 midnight, New York City time, on Feb. 16, 2010, unless extended or earlier terminated.
     Williams is making this tender offer and consent solicitations as part of the strategic restructuring the company jointly announced with Williams Partners L.P. (NYSE: WPZ) earlier today. Consummation of the tender offer for all series of notes and the consent solicitations is subject to the satisfaction or waiver of certain conditions, including closing of the asset contribution transaction with Williams Partners, successful consummation of the Williams Partners private bond offering and establishment of its credit facility, and achieving the requisite consents in the consent solicitation. Please see the earlier news release for detailed information about the restructuring.
     The Dealer Managers and Solicitation Agents for the tender offer and consent solicitations are Barclays Capital Inc. and Citi. Global Bondholder Services Corporation is acting as the Information Agent and as the Depositary for the tender offer and the consent solicitations.
     This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Williams is making the offer only by, and pursuant to, the terms and conditions of the offer to purchase that is being furnished to the holders of the notes. Holders are urged to read the tender offer documents carefully. Copies of these documents may be obtained from the Information Agent, Global Bondholder Services Corporation, which can be reached at (212) 430-3774 or toll-free at (866) 736-2200.
     Questions regarding the tender offer and consent solicitations may be directed to the Dealer Managers and Solicitation Agents. Barclays Capital Inc. can be reached at (212) 528-7581 or toll-free at (800) 438-3242. Citi can be reached toll-free at (800) 558-3745.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.